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                                                                     EXHIBIT 3.3


                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            WEIRTON STEEL CORPORATION
            UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

                  The undersigned, being the duly appointed and acting Senior Vice President of Finance and Administration of Weirton Steel Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), for the purpose of amending a restated certificate of incorporation of the Corporation (the "Restated Certificate of Incorporation"), hereby certifies, pursuant to Sections 242 and 103 of the General Corporation Law, as follows:


                  FIRST: The name of the Corporation is Weirton Steel
Corporation.

                  SECOND: The Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State on April 28, 1989.

                  THIRD: The amendment effected hereby was duly adopted, proposed and declared advisable by the Board of Directors of the Corporation at a meeting duly called upon notice in accordance with the Restated Certificate of Incorporation, and duly adopted by the holders of a requisite number of shares of Common Stock and Convertible Voting Preferred Stock, Series A, being all classes of stock entitled to vote thereon, in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a special meeting of stockholders duly called upon notice in accordance with Section 222 of such law, held on May 26, 1994.

                  FOURTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIFTH in its entirety and by adding new Article FIFTH, reading as follows:

                  "FIFTH. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation which shall consist of nine (9) persons. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein or in the By-Laws to the extent not inconsistent with the provisions of this Certificate of Incorporation. The members of the Board of Directors shall be divided into three classes, namely Class I, Class II and Class III, each of which shall be, as nearly as possible, of equal size. The classification shall be such that the term of office of one class shall expire each succeeding year, with the term of office of Class I to expire at the 2003 annual meeting of stockholders, the term of office of Class II to expire at the


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2004 annual meeting of stockholders, and the term of office of Class III to expire at the 2005 annual meeting of stockholders.

         Members of the various classes of the Board of Directors shall consist only of those individuals who are at the time of their election an eligible candidate by virtue of satisfying the qualifications described below and who thereafter continue to satisfy the qualifications described below. Except as set forth below with respect to an Agent no longer satisfying the definition of "union," the term of office of any incumbent director shall be shortened and shall automatically expire, and such individual's seat shall immediately become vacant, by reason of such director's failure to continue to satisfy a qualification requirement after such director's election to the Board of Directors and initial qualification.

         Two members of the Board of Directors shall be qualified to serve by virtue of being the then President (or other chief executive officer) of the Union and one other individual who is designated by certification of the Executive Committee (or other executive person or body functioning as its successor) of the Union (collectively, the "Union Directors"). As used in this Restated Certificate of Incorporation, "Union" means the recognized collective bargaining agent ("Agent") referred to in subclause (z) of Section 8(a)(iii) of the Corporation's Employee Stock Ownership Plan (ESOP), in the form adopted as of January 11, 1984, so long as such Agent represents at least 50% of all employees of the Corporation, considering all bargaining units represented by such Agent.

         Two members of the Board of Directors shall be qualified to serve by virtue of one of them being the officer designated as the chief executive officer of the Corporation and one other being an employee of the Corporation who is not a member of the Union and who is designated by certification of such chief executive officer (collectively, the "Management Directors").

         Five members of the Board shall be qualified to serve by virtue of being individuals who satisfy the criteria set forth in the definition of "Independent Director" contained in this paragraph (collectively, the "Independent Directors"). "Independent Director" shall mean an individual who:
(a) is not, and has never been, an employee of the Corporation or its predecessor or any of their respective subsidiaries or affiliates or of the Union; (b) is not, and is not affiliated with a person that is, an advisor or consultant to the Corporation or any of its subsidiaries or affiliates or the Union or has been such within the two-year period preceding such individual's election or appointment as an Independent Director; (c) has not, and is not affiliated with a person (except solely by reason of being a director, trustee or person serving in a similar capacity not employed by such person) that has, had a Substantial Financial Transaction with the Corporation or any of its subsidiaries or affiliates within the two-year period preceding such individual's appointment or election as an Independent Director; and (d) is not a spouse, parent, sibling or child of any person described by (a) through (c). Notwithstanding the preceding sentence, an independent director may perform additional services, as a director, at the request of the Board of Directors, which are similar to those services regularly performed by directors, and be compensated, with the approval of the Board of Directors, for the performance of such services. For purposes of this paragraph, the definitions of "affiliate," "control" and "person" contained in Article ELEVENTH shall be applicable and the following additional definitions shall apply: (i) "subsidiary" of the Corporation means any corporation, a majority of the voting


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stock of which is owned, directly or indirectly through one or more other subsidiaries, by the Corporation; and (ii) "Substantial Financial Transaction" means one or more business transactions between a specified person on the one hand and the Corporation or any of its subsidiaries or affiliates on the other hand, wherein consideration has been paid or rendered for the sale, exchange, lease or other transfer for value of goods, services, money or other property, including without limitation the sale of securities, the fair market value of which during any 12-month period preceding the date of measurement has amounted to more than $100,000. The qualification requirements of this paragraph, other than those set forth in clause (a) of the second sentence hereof, shall not apply to any person serving continuously as an Independent Director from the last annual meeting of stockholders of the Corporation at which such person was elected until the next annual meeting of stockholders following the adoption of the amendment to Article Fifth set forth herein.

         No nomination of any candidate for election by stockholders as an Independent Director shall be eligible for consideration unless a written statement setting forth such candidate's name, qualifications, and background is delivered to the Nominating Committee of the Board of Directors (or if no such committee is then constituted, then to the Board of Directors) not less than sixty (60) days prior to the annual or special meeting at which an election for directors is to occur.

         No director need be a stockholder of the Corporation. No director may be nominated or appointed for any term of office which would begin after such person's 65th birthday.

         Subject to the foregoing and to the requirement set forth above that each director shall at all times satisfy the qualifications to be a director described herein for the particular category pursuant to which they were elected to be a director, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified.

         Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors, whether from death, resignation, retirement, disqualification, removal from office or other cause shall be filled from among eligible candidates of the same category (i.e., Union, Management or Independent, as the case may be, including any required certification) as held the vacant seat immediately prior to the vacancy, solely by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been duly elected and qualified (so long as such director remains qualified); provided, however, that no Union Director shall be deemed to be disqualified during such director's then current term of office solely by virtue of the particular Agent no longer satisfying the definition of "Union" set forth herein, but if, upon the expiration of any Union Director's term or upon any vacancy of a Union Director's seat, the particular Agent does not satisfy such definition of "Union," such seat shall be filled only by a candidate qualified to serve as an Independent Director.


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         No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the Eligible Votes at a duly constituted meeting of stockholders called for such purpose. At least 30, but not more than 60, days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Upon such affirmative vote to remove any director, the office of such removed director shall immediately become vacant and shall as promptly thereafter as practicable be filled as set forth above."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and the corporate seal to be hereunto affixed as of the 11th day of December, 2002.

                                          WEIRTON STEEL CORPORATION

                                          By: /s/ Mark E. Kaplan
                                          Title: Sr. Vice President
                                          Finance & Administration

Attest:

By: /s/ William R. Kiefer
        William R. Kiefer, Secretary
        and General Counsel











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